EXHIBIT 99.1

ACME Communications Announces First Quarter 2005 Results

SANTA ANA, Calif., May 5, 2005 (PRIMEZONE) -- ACME Communications, Inc. (Nasdaq:ACME), the nation's fourth largest affiliate group of the WB Television Network, today announced financial results for the first quarter of 2005.

ACME's net revenues for the first quarter increased 3% to $11.3 million compared to net revenues of $11.0 million in the first quarter of 2004. The increase in net revenues for the quarter was solely attributable to increased revenues at The Daily Buzz, the Company's weekday morning news venture. The increase in The Daily Buzz revenues for the quarter was largely offset by increases in its production costs and third-party news costs associated with the increased station licensing activity. Broadcast cash flow for the quarter was negative $381,000 compared to positive broadcast cash flow of $235,000 for the first quarter of 2004. EBITDA (as defined in Supplemental Table 1) was negative $1.2 million compared to negative $635,000 in the first quarter of 2004. The Company's net loss for the first quarter of 2005 was $4.6 million compared to a $3.4 million net loss from continuing operations in the first quarter of 2004.

The decline in broadcast cash flow results for the first quarter 2005 reflects flat station revenues due to ratings declines at several of our stations and a weaker than expected national advertising marketplace, against a 7% increase in the station group's cash operating expenses. The increased station cash operating expenses were driven by an 18% increase in program payments compared to the first quarter of 2004. The growth in our program payments will moderate as the year progresses, culminating in fourth quarter 2005 payments that are expected to drop below fourth quarter 2004 program payment levels.

Commenting on the quarter's results, Jamie Kellner, ACME's Chairman and CEO, said, "Our station group is operating in a difficult environment, principally due to continued weak ratings at The WB Network and a soft national advertising market. To minimize the impact of our reduced revenue visibility, we are working to decrease discretionary spending wherever possible. We are cautiously optimistic that The WB Network will rebound later this year with the launch of its new fall line-up, helping to restore some of the momentum we previously enjoyed. In the meantime, the Board will continue to monitor all of the strategic alternatives that are available to us with the goal of maximizing shareholder value."

Liquidity and Debt

Unrestricted cash on hand as of March 31, 2005 was $1.7 million. The Company's total debt as of March 31, 2005, including obligations for capital leases, was $48.5 million compared to $45.5 million at December 31, 2004. Net debt, net of restricted cash and cash on hand, was $46.8 million at March 31, 2005 compared to $43.8 million at December 31, 2004. As of March 31, 2005, the Company had approximately $21.4 million remaining availability under its senior credit facility and was in compliance with all of the covenants contained in both its senior revolving and second-lien credit facilities. Due to lower than expected revenues, the Company is not certain it will meet its EBITDA covenants contained in these credit facilities during the balance of 2005. As previously disclosed, it will not be in compliance with its EBITDA covenant at March 31, 2006 and, accordingly, the Company anticipates that it will either amend or replace these credit facilities later this year.

Use of Broadcast Cash Flow, EBITDA and Same Station Results

GAAP refers to generally accepted accounting principles in the United States. Broadcast cash flow and EBITDA are non-GAAP measures. Broadcast cash flow is commonly used as an indicator of operating performance for broadcasting companies and is also used to value broadcasting assets. EBITDA is used as a performance measure and to measure a company's ability to service debt, as evidenced by the fact that our senior credit facility contains certain financial covenants relating to the Company's EBITDA.

Broadcast cash flow and EBITDA should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The Company considers operating loss to be the most comparable GAAP measure to broadcast cash flow and to EBITDA; therefore, the Company has included a reconciliation of broadcast cash flow and EBITDA to operating loss in Supplemental Table 1. Because broadcast cash flow and EBITDA are not measurements determined in accordance with GAAP and are thus susceptible to varying calculations, the broadcast cash flow and EBITDA as presented may not be comparable to other similarly titled measures of other companies.

Second Quarter 2005 Outlook

Based on current second quarter pacings, the Company currently expects its second quarter 2005 net revenue to be flat to down 2% compared to second quarter 2004 net revenues of $12.2 million. We expect cash-based station expenses to increase approximately 5-6%, resulting in broadcast cash flow of $400,000 to $600,000 compared to broadcast cash flow of $1.1 million for the second quarter of 2004.

First Quarter Conference Call

Senior management of ACME will hold a conference call to discuss its first quarter results on Thursday, May 5, 2005, at 4:30 p.m. EDT. To access the conference call, please dial 973-935-2403. A replay of the conference call will be available through Thursday, May 19, 2005 by dialing (877) 519-4471 (U.S.), or (973) 341-3080 (International), reservation code 5998483. In addition, the Company will provide a live webcast of the conference call on the Company's website, located at www.acmecommunications.com. The webcast will also be archived on the Company's website for one week.

About ACME Communications

ACME Communications, Inc. owns and operates nine television stations serving markets covering 3.7% of the nation's television households, making the Company the fourth largest affiliate group of The WB Television Network. The Company's stations are: KUWB-TV, Salt Lake City, UT; KWBQ-TV and KASY-TV, Albuquerque-Santa Fe, NM; WBDT-TV, Dayton, OH; WBXX-TV, Knoxville, TN; WIWB-TV, Green Bay-Appleton, WI; WBUI-TV, Champaign-Springfield-Decatur, IL; WTVK-TV, Ft. Myers-Naples, FL and WBUW-TV, Madison, WI. All of the Company's stations, except KASY-TV, a UPN affiliate, are WB Network affiliates. ACME's shares are traded on the NASDAQ Stock Market under the symbol: ACME.

Forward-Looking Statements:

The matters discussed in this press release include forward-looking statements. In addition, when used in this press release, the words "will", "expects" and similar expressions are intended to identify forward-looking statements. Such statements are subject to a number of risks and uncertainties. Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including (but not limited to) the ratings growth or decline of our programming, including The WB Network, the impact of changes in national and regional economies, including advertising demand, pricing fluctuations in local and national advertising, volatility in programming costs, the inability to secure Federal Communications Commission approval for construction permits, the possibility that we will not meet the financial covenants of our credit agreements and the other risk factors set forth in the Company's Form S-1 Registration Statement filed with the Securities and Exchange Commission (the "SEC") on September 29, 1999, pursuant to the Securities Act of 1933 and in the Company's 2004 Form 10-K filed with the SEC on March 16, 2005. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

              ACME Communications, Inc. and Subsidiaries
                 Consolidated Statements of Operations
                              (Unaudited)
                 (In thousands, except per share data)

                                                  Three Months Ended
                                                      March 31,
                                                 --------------------
                                                   2005        2004
                                                 --------    --------
 Net revenues                                    $ 11,337    $ 11,011
                                                 --------    --------
 Operating expenses:
  Cost of service:
   Programming, including program amortization      5,199       4,635
   Other costs of service (excluding depreciation
    and amortization of  $1,373 and $1,289 for
    the three months ended March 31, 2005 and
    2004, respectively.)                            1,857       1,733
   Selling, general and administrative expenses     4,654       4,702
   Depreciation and amortization                    1,385       1,302
   Corporate expenses                                 833         873
                                                 --------    --------
    Operating expenses                             13,928      13,245
                                                 --------    --------

    Operating loss                                 (2,591)     (2,234)

 Other income (expenses):
  Interest income                                       2           2
  Interest expense                                 (1,250)       (723)
  Other, net                                          (30)        (21)
                                                 --------    --------
 Loss before income taxes and
  minority interest                                (3,869)     (2,976)
 Income tax expense                                  (890)       (615)
                                                 --------    --------
 Loss before minority interest                     (4,759)     (3,591)
  Minority interest                                   182         239
                                                 --------    --------
    Net loss                                     $ (4,577)   $ (3,352)
                                                 ========    ========
    Net loss per share                           $  (0.29)   $  (0.20)
                                                 ========    ========
 Weighted average basic and diluted
  common shares outstanding                        16,047      16,767
                                                 ========    ========

        See the notes to the consolidated financial statements.

   Supplemental Table 1
   --------------------

               ACME Communications Inc. and Subsidiaries
        Reconciliation of Operating Loss to Broadcast Cash Flow
                        and EBITDA (Unaudited)
                            (In Thousands)

                                                  Three Months Ended
                                                       March 31,
                                                  ------------------
                                                    2005      2004
                                                  -------    -------
 Operating loss                                   $(2,591)   $(2,234)

 Add:
  Amortization of unearned compensation
   at stations                                         --          8
  Depreciation and amortization                     1,385      1,302
  Amortization of program rights                    3,024      2,761
  Corporate expenses                                  833        873
  Minority interest from co-production                182        239
  Adjusted program payments(a)                     (3,214)    (2,714)
                                                  -------    -------
   Broadcast cash flow                               (381)       235

 Less:
  Corporate expenses                                  833        873
  Amortization of unearned compensation
   at corporate                                        --         (3)
                                                  -------    -------

   EBITDA                                         $(1,214)   $  (635)
                                                  =======    =======

 Broadcast cash flow margin(a)                      -3.4%        2.1%
 EBITDA margin(a)                                  -10.7%      -5.8%
                                                  -------    -------
 (a) We define:

   --  broadcast cash flow as operating income, plus equity-based compensation, depreciation and amortization (including
       impairment of intangibles), LMA fees, amortization of program rights, impairment of broadcast licenses and corporate
       expenses, less program payments -- the latter as adjusted to reflect reductions for liabilities relating to expired rights or rights which have been written-off in connection with
       acquisitions;

   --  EBITDA as broadcast cash flow less corporate expenses;

   --  broadcast cash flow margin is broadcast cash flow as a percentage of net revenues; and

   --  EBITDA margin is EBITDA as a percentage of net revenues.

CONTACTS:  ACME Communications, Inc.
           Tom Allen
           (714) 245-9499

           Brainerd Communicators, Inc.
           Chris Plunkett or Todd St. Onge
           (212) 986-6667